SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                           TELCOM SEMICONDUCTOR, INC.
                    -----------------------------------------
                                (Name of Issuer)

                                  Common Stock
                    -----------------------------------------
                         (Title of Class of Securities)

                                  97921 P 10 7
                    -----------------------------------------
                                 (CUSIP Number)

                              Nancy McCroskey, CFO
                         Institutional Venture Partners
                           3000 Sand Hill Road, 2-290
                          Menlo Park, California 94025
                                 (415) 854-0132
           -----------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)

                                November 27, 1996
             -------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

         If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [x].

         Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

         NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                               Page 1 of 17 Pages

------------------------------------                 ---------------------------
CUSIP NO. 97921 P 10 7                     13D        Page  2  of  17  Pages
------------------------------------                 ---------------------------

------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
             Institutional Venture Partners VI, L.P. ("IVP")
             94-3198856
------ -------------------------------------------------------------------------
  2    CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]  (b) [X]
------ -------------------------------------------------------------------------
  3    SEC USE ONLY
------ -------------------------------------------------------------------------
  4    SOURCE OF FUNDS*                  WC
------ -------------------------------------------------------------------------
  5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS
       2(d) OR 2(e)                     [  ]
------ -------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION
          California (limited partnership)
------ -------------------------------------------------------------------------
                           7      SOLE VOTING POWER
                                    -0-
         NUMBER OF      --------- ----------------------------------------------
          SHARES           8      SHARED VOTING POWER
        BENEFICIALLY                2,913,834  shares, of which 2,832,337 shares
       OWNED BY EACH                are directly owned by Institutional  Venture
         REPORTING                  Partners  VI ("IVP")  and 23,220  shares are
          PERSON                    directly   owned  by  IVP  Founders  Fund  I
           WITH                     ("FFI") and 58,277 shares are directly owned
                                    by  Institutional   Venture   Management  VI
                                    ("IVM").  IVM is the general  partner of IVP
                                    and the general partner of FFI.
                        --------- ----------------------------------------------
                           9      SOLE DISPOSITIVE POWER
                                    -0-
                        --------- ----------------------------------------------
                           10     SHARED DISPOSITIVE POWER
                                     2,913,834 shares (see response to Item 8)
------ -------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          2,913,834 shares
------ -------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*  [ ]

------ -------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
          18.6%
------ -------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*
          PN
------ -------------------------------------------------------------------------
                       *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

------------------------------------                 ---------------------------
CUSIP NO. 97921 P 10 7                     13D        Page  3  of  17  Pages
------------------------------------                 ---------------------------

------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Institutional Venture Management VI, L.P. ("IVM")
          94-3198855
------ -------------------------------------------------------------------------
  2    CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]  (b) [X]
------ -------------------------------------------------------------------------
  3    SEC USE ONLY
------ -------------------------------------------------------------------------
  4    SOURCE OF FUNDS*                  WC
------ -------------------------------------------------------------------------
  5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS
       2(d) OR 2(e)                     [  ]
------ -------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION
          California (limited partnership)
------ -------------------------------------------------------------------------
                           7      SOLE VOTING POWER
                                    -0-
         NUMBER OF      --------- ----------------------------------------------
          SHARES           8      SHARED VOTING POWER
        BENEFICIALLY                2,913,834  shares, of which 2,832,337 shares
       OWNED BY EACH                are directly owned by Institutional  Venture
         REPORTING                  Partners  VI ("IVP")  and 23,220  shares are
          PERSON                    directly   owned  by  IVP  Founders  Fund  I
           WITH                     ("FFI") and 58,277 shares are directly owned
                                    by  Institutional   Venture   Management  VI
                                    ("IVM").  IVM is the general  partner of IVP
                                    and the general partner of FFI.
                        --------- ----------------------------------------------
                           9      SOLE DISPOSITIVE POWER
                                    -0-
                        --------- ----------------------------------------------
                           10     SHARED DISPOSITIVE POWER
                                     2,913,834 shares (see response to Item 8)
------ -------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          2,913,834 shares
------ -------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*  [ ]

------ -------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
          18.6%
------ -------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*
          PN
------ -------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

------------------------------------                 ---------------------------
CUSIP NO. 97921 P 10 7                     13D        Page  4  of  17  Pages
------------------------------------                 ---------------------------

------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          IVP Founders Fund I, L.P. ("FFI")
          94-3231480
------ -------------------------------------------------------------------------
  2    CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]  (b) [X]
------ -------------------------------------------------------------------------
  3    SEC USE ONLY
------ -------------------------------------------------------------------------
  4    SOURCE OF FUNDS*                  WC
------ -------------------------------------------------------------------------
  5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS
       2(d) OR 2(e)                     [  ]
------ -------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION
          California (limited partnership)
------ -------------------------------------------------------------------------
                           7      SOLE VOTING POWER
                                    -0-
         NUMBER OF      --------- ----------------------------------------------
          SHARES           8      SHARED VOTING POWER
        BENEFICIALLY                2,913,834  shares, of which 2,832,337 shares
       OWNED BY EACH                are directly owned by Institutional  Venture
         REPORTING                  Partners  VI ("IVP")  and 23,220  shares are
          PERSON                    directly   owned  by  IVP  Founders  Fund  I
           WITH                     ("FFI") and 58,277 shares are directly owned
                                    by  Institutional   Venture   Management  VI
                                    ("IVM").  IVM is the general  partner of IVP
                                    and the general partner of FFI.
                        --------- ----------------------------------------------
                           9      SOLE DISPOSITIVE POWER
                                    -0-
                        --------- ----------------------------------------------
                           10     SHARED DISPOSITIVE POWER
                                     2,913,834 shares (see response to Item 8)
------ -------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          2,913,834 shares
------ -------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*  [ ]

------ -------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
          18.6%
------ -------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*
          PN
------ -------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

------------------------------------                 ---------------------------
CUSIP NO. 97921 P 10 7                     13D        Page  5  of  17  Pages
------------------------------------                 ---------------------------

------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Samuel D. Colella ("SDC")
          ###-##-####
------ -------------------------------------------------------------------------
  2    CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]  (b) [X]
------ -------------------------------------------------------------------------
  3    SEC USE ONLY
------ -------------------------------------------------------------------------
  4    SOURCE OF FUNDS*                  WC
------ -------------------------------------------------------------------------
  5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS
       2(d) OR 2(e)                     [  ]
------ -------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION
          United States citizen
------ -------------------------------------------------------------------------
                           7      SOLE VOTING POWER
                                    5,300 shares
         NUMBER OF      --------- ----------------------------------------------
          SHARES           8      SHARED VOTING POWER
        BENEFICIALLY                2,916,534  shares, of which 2,832,337 shares
       OWNED BY EACH                are directly owned by Institutional  Venture
         REPORTING                  Partners  VI ("IVP")  and 23,220  shares are
          PERSON                    directly   owned  by  IVP  Founders  Fund  I
           WITH                     ("FFI") and 58,277 shares are directly owned
                                    by  Institutional   Venture   Management  VI
                                    ("IVM").  IVM is the general  partner of IVP
                                    and the  general  partner  of FFI.  SDC is a
                                    general  partner of IVM. Also includes 1,500
                                    shares  held  fbo  SDC  in  retirement  plan
                                    accounts,  600  shares  held by the  Colella
                                    Family  Partnership,  and 600 shares held by
                                    SDC as custodian for his grandchildren.
                        --------- ----------------------------------------------
                           9      SOLE DISPOSITIVE POWER
                                    5,300 shares
                        --------- ----------------------------------------------
                           10     SHARED DISPOSITIVE POWER
                                     2,916,534 shares (see response to Item 8)
------ -------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          2,921,834 shares
------ -------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*  [ ]

------ -------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
          18.7%
------ -------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*
          IN
------ -------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

------------------------------------                 ---------------------------
CUSIP NO. 97921 P 10 7                     13D        Page  6  of  17  Pages
------------------------------------                 ---------------------------

------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Reid W. Dennis ("RWD")
          ###-##-####
------ -------------------------------------------------------------------------
  2    CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]  (b) [X]
------ -------------------------------------------------------------------------
  3    SEC USE ONLY
------ -------------------------------------------------------------------------
  4    SOURCE OF FUNDS*                  WC
------ -------------------------------------------------------------------------
  5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS
       2(d) OR 2(e)                     [  ]
------ -------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION
          United States citizen
------ -------------------------------------------------------------------------
                           7      SOLE VOTING POWER
                                    -0-
         NUMBER OF      --------- ----------------------------------------------
          SHARES           8      SHARED VOTING POWER
        BENEFICIALLY                2,948,334  shares, of which 2,832,337 shares
       OWNED BY EACH                are directly owned by Institutional  Venture
         REPORTING                  Partners  VI ("IVP")  and 23,220  shares are
          PERSON                    directly   owned  by  IVP  Founders  Fund  I
           WITH                     ("FFI") and 58,277 shares are directly owned
                                    by  Institutional   Venture   Management  VI
                                    ("IVM"). IVM  is  the general partner of IVP
                                    and the  general  partner  of FFI.  RWD is a
                                    general partner of IVM. Also includes 34,500
                                    shares  held  fbo  RWD  in  retirement  plan
                                    accounts.
                        --------- ----------------------------------------------
                           9      SOLE DISPOSITIVE POWER
                                    -0-
                        --------- ----------------------------------------------
                           10     SHARED DISPOSITIVE POWER
                                    2,948,334 shares (see response to Item 8)
------ -------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          2,948,334 shares
------ -------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*  [ ]

------ -------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
          18.8%
------ -------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*
          IN
------ -------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

------------------------------------                 ---------------------------
CUSIP NO. 97921 P 10 7                     13D        Page  7  of  17  Pages
------------------------------------                 ---------------------------

------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Mary Jane Elmore ("MJE")
          ###-##-####
------ -------------------------------------------------------------------------
  2    CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]  (b) [X]
------ -------------------------------------------------------------------------
  3    SEC USE ONLY
------ -------------------------------------------------------------------------
  4    SOURCE OF FUNDS*                  WC
------ -------------------------------------------------------------------------
  5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS
       2(d) OR 2(e)                     [  ]
------ -------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION
          United States citizen
------ -------------------------------------------------------------------------
                           7      SOLE VOTING POWER
                                    20,000 shares
         NUMBER OF      --------- ----------------------------------------------
          SHARES           8      SHARED VOTING POWER
        BENEFICIALLY                2,927,834  shares, of which 2,832,337 shares
       OWNED BY EACH                are directly owned by Institutional  Venture
         REPORTING                  Partners  VI ("IVP")  and 23,220  shares are
          PERSON                    directly   owned  by  IVP  Founders  Fund  I
           WITH                     ("FFI") and 58,277 shares are directly owned
                                    by  Institutional   Venture   Management  VI
                                    ("IVM").  IVM is the general  partner of IVP
                                    and the  general  partner  of FFI.  MJE is a
                                    general partner of IVM. Also includes 14,000
                                    shares  held  fbo  MJE  in  retirement  plan
                                    accounts.
                        --------- ----------------------------------------------
                           9      SOLE DISPOSITIVE POWER
                                    20,000
                        --------- ----------------------------------------------
                           10     SHARED DISPOSITIVE POWER
                                    2,927,834 shares (see response to Item 8)
------ -------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          2,947,834 shares
------ -------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*  [ ]

------ -------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
          18.8%
------ -------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*
          IN
------ -------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

------------------------------------                 ---------------------------
CUSIP NO. 97921 P 10 7                     13D        Page  8  of  17  Pages
------------------------------------                 ---------------------------

------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Norman A. Fogelsong ("NAF")
          ###-##-####
------ -------------------------------------------------------------------------
  2    CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]  (b) [X]
------ -------------------------------------------------------------------------
  3    SEC USE ONLY
------ -------------------------------------------------------------------------
  4    SOURCE OF FUNDS*                  WC
------ -------------------------------------------------------------------------
  5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS
       2(d) OR 2(e)                     [  ]
------ -------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION
          United States citizen
------ -------------------------------------------------------------------------
                           7      SOLE VOTING POWER
                                    -0-
         NUMBER OF      --------- ----------------------------------------------
          SHARES           8      SHARED VOTING POWER
        BENEFICIALLY                2,920,834  shares, of which 2,832,337 shares
       OWNED BY EACH                are directly owned by Institutional  Venture
         REPORTING                  Partners  VI ("IVP")  and 23,220  shares are
          PERSON                    directly   owned  by  IVP  Founders  Fund  I
           WITH                     ("FFI") and 58,277 shares are directly owned
                                    by  Institutional   Venture   Management  VI
                                    ("IVM").  IVM is the general  partner of IVP
                                    and the  general  partner  of FFI.  NAF is a
                                    general  partner of IVM. Also includes 7,000
                                    shares  held  fbo  NAF  in  retirement  plan
                                    accounts.
                        --------- ----------------------------------------------
                           9      SOLE DISPOSITIVE POWER
                                    -0-
                        --------- ----------------------------------------------
                           10     SHARED DISPOSITIVE POWER
                                     2,920,834 shares (see response to Item 8)
------ -------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          2,920,834 shares
------ -------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*  [ ]

------ -------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
          18.7%
------ -------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*
          IN
------ -------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

------------------------------------                 ---------------------------
CUSIP NO. 97921 P 10 7                     13D        Page  9  of  17  Pages
------------------------------------                 ---------------------------

------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Ruthann Quindlen ("RAQ")
          ###-##-####
------ -------------------------------------------------------------------------
  2    CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]  (b) [X]
------ -------------------------------------------------------------------------
  3    SEC USE ONLY
------ -------------------------------------------------------------------------
  4    SOURCE OF FUNDS*                  WC
------ -------------------------------------------------------------------------
  5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS
       2(d) OR 2(e)                     [  ]
------ -------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION
          United States citizen
------ -------------------------------------------------------------------------
                           7      SOLE VOTING POWER
                                    2,000 shares
         NUMBER OF      --------- ----------------------------------------------
          SHARES           8      SHARED VOTING POWER
        BENEFICIALLY                2,914,634  shares, of which 2,832,337 shares
       OWNED BY EACH                are directly owned by Institutional  Venture
         REPORTING                  Partners  VI ("IVP")  and 23,220  shares are
          PERSON                    directly   owned  by  IVP  Founders  Fund  I
           WITH                     ("FFI") and 58,277 shares are directly owned
                                    by  Institutional   Venture   Management  VI
                                    ("IVM").  IVM is the general  partner of IVP
                                    and the  general  partner  of FFI.  RAQ is a
                                    general  partner of IVM.  Also  includes 800
                                    shares  held  fbo  RAQ  in  retirement  plan
                                    accounts.
                        --------- ----------------------------------------------
                           9      SOLE DISPOSITIVE POWER
                                    2,000
                        --------- ----------------------------------------------
                           10     SHARED DISPOSITIVE POWER
                                    2,914,634 shares (see response to Item 8)
------ -------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          2,916,634 shares
------ -------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*  [ ]

------ -------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
          18.6%
------ -------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*
          IN
------ -------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

------------------------------------                 ---------------------------
CUSIP NO. 97921 P 10 7                     13D        Page  10  of  17  Pages
------------------------------------                 ---------------------------

------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          L. James Strand "(LJS")
          ###-##-####
------ -------------------------------------------------------------------------
  2    CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]  (b) [X]
------ -------------------------------------------------------------------------
  3    SEC USE ONLY
------ -------------------------------------------------------------------------
  4    SOURCE OF FUNDS*                  WC
------ -------------------------------------------------------------------------
  5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS
       2(d) OR 2(e)                     [  ]
------ -------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION
          United States citizen
------ -------------------------------------------------------------------------
                           7      SOLE VOTING POWER
                                    -0-
         NUMBER OF      --------- ----------------------------------------------
          SHARES           8      SHARED VOTING POWER
        BENEFICIALLY                2,914,434  shares, of which 2,832,337 shares
       OWNED BY EACH                are directly owned by Institutional  Venture
         REPORTING                  Partners  VI ("IVP")  and 23,220  shares are
          PERSON                    directly   owned  by  IVP  Founders  Fund  I
           WITH                     ("FFI") and 58,277 shares are directly owned
                                    by  Institutional   Venture   Management  VI
                                    ("IVM").  IVM is the general  partner of IVP
                                    and the  general  partner  of FFI.  LJS is a
                                    general  partner of IVM.  Also  includes 600
                                    shares  held  fbo  LJS  in  retirement  plan
                                    accounts.
                        --------- ----------------------------------------------
                           9      SOLE DISPOSITIVE POWER
                                    -0-
                        --------- ----------------------------------------------
                           10     SHARED DISPOSITIVE POWER
                                    2,914,434 shares (see response to Item 8)
------ -------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          2,914,434 shares
------ -------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*  [ ]

------ -------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
          18.6%
------ -------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*
          IN
------ -------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

------------------------------------                 ---------------------------
CUSIP NO. 97921 P 10 7                     13D        Page  11  of  17  Pages
------------------------------------                 ---------------------------

------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          T. Peter Thomas ("TPT")
          ###-##-####
------ -------------------------------------------------------------------------
  2    CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]  (b) [X]
------ -------------------------------------------------------------------------
  3    SEC USE ONLY
------ -------------------------------------------------------------------------
  4    SOURCE OF FUNDS*                  WC
------ -------------------------------------------------------------------------
  5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS
       2(d) OR 2(e)                     [  ]
------ -------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION
          United States citizen
------ -------------------------------------------------------------------------
                           7      SOLE VOTING POWER
                                    -0-
         NUMBER OF      --------- ----------------------------------------------
          SHARES           8      SHARED VOTING POWER
        BENEFICIALLY                2,913,834  shares, of which 2,832,337 shares
       OWNED BY EACH                are directly owned by Institutional  Venture
         REPORTING                  Partners  VI ("IVP")  and 23,220  shares are
          PERSON                    directly   owned  by  IVP  Founders  Fund  I
           WITH                     ("FFI") and 58,277 shares are directly owned
                                    by  Institutional   Venture   Management  VI
                                    ("IVM").  IVM is the general  partner of IVP
                                    and the  general  partner  of FFI.  TPT is a
                                    general partner of IVM.
                        --------- ----------------------------------------------
                           9      SOLE DISPOSITIVE POWER
                                    -0-
                        --------- ----------------------------------------------
                           10     SHARED DISPOSITIVE POWER
                                    2,913,834 shares (see response to Item 8)
------ -------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          2,913,834 shares
------ -------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*  [ ]

------ -------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
          18.6%
------ -------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*
          IN
------ -------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

------------------------------------                 ---------------------------
CUSIP NO. 97921 P 10 7                     13D        Page  12  of  17  Pages
------------------------------------                 ---------------------------

------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Geoffrey Y. Yang ("GYY")
          ###-##-####
------ -------------------------------------------------------------------------
  2    CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]  (b) [X]
------ -------------------------------------------------------------------------
  3    SEC USE ONLY
------ -------------------------------------------------------------------------
  4    SOURCE OF FUNDS*                  WC
------ -------------------------------------------------------------------------
  5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS
       2(d) OR 2(e)                     [  ]
------ -------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION
          United States citizen
------ -------------------------------------------------------------------------
                           7      SOLE VOTING POWER
                                    -0-
         NUMBER OF      --------- ----------------------------------------------
          SHARES           8      SHARED VOTING POWER
        BENEFICIALLY                2,915,834  shares, of which 2,832,337 shares
       OWNED BY EACH                are directly owned by Institutional  Venture
         REPORTING                  Partners  VI ("IVP")  and 23,220  shares are
          PERSON                    directly   owned  by  IVP  Founders  Fund  I
           WITH                     ("FFI") and 58,277 shares are directly owned
                                    by  Institutional   Venture   Management  VI
                                    ("IVM").  IVM is the general  partner of IVP
                                    and the  general  partner  of FFI.  GYY is a
                                    general  partner of IVM. Also includes 2,000
                                    shares  held  fbo  GYY  in  retirement  plan
                                    accounts.
                        --------- ----------------------------------------------
                           9      SOLE DISPOSITIVE POWER
                                    -0-
                        --------- ----------------------------------------------
                           10     SHARED DISPOSITIVE POWER
                                    2,915,834 shares (see response to Item 8)
------ -------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          2,915,834 shares
------ -------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*  [ ]

------ -------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
          18.6%
------ -------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*
          IN
------ -------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                             Page 13 of 17 Pages

Item 1:  Security and Issuer

(a)      Issuer:                                     Telcom Semiconductor, Inc. ("The Issuer")

(b)      Address of Principal Executive Office:      1300 Terra Bella Avenue
                                                     Mountain View, CA 94039

(c)      Title of Class of Securities:               Common Stock

(d)      CUSIP Number:                               97921 P 10 7


Item 2:  Identity and Background

(a)      Name of Persons Filing:                     Institutional Venture Partners VI ("IVP")
                                                     Institutional Venture Management VI ("IVM")
                                                     IVP Founders Fund I ("FFI")
                                                     Samuel D. Colella ("SDC")
                                                     Reid W. Dennis ("RWD")
                                                     Mary Jane Elmore ("MJE")
                                                     Norman A. Fogelsong ("NAF")
                                                     Ruthann Quindlen ("RAQ")
                                                     L. James Strand ("LJS")
                                                     T. Peter Thomas ("TPT")
                                                     Geoffrey Y. Yang ("GYY")

(b)      Principal Business Address:                 3000 Sand Hill Road
                                                     Building 2, Suite 290
                                                     Menlo Park, California 94025

 (c)     Principal Business/Principal/Name of Employer:

         Entities
         IVP:                                        Venture Capital Fund
         IVM:                                        Venture Capital Fund and General Partner of IVP and FFI
         FFI:                                        Venture Capital Fund

         Individuals
         SDC, RWD, MJE, NAF, RAQ, LJS, TPT, GYY:              Venture Capitalist and General Partner of IVM

(d)      Criminal convictions:                                None

(e)      Civil Adjudication of Violation of Securities Laws:  None

(f)      Citizenship/Place of Organization:

         Entities
         IVP, IVM:                                            California

         Individuals
         SDC, RWD, MJE, NAF, RAQ, LJS, TPT, GYY:              United States

                                                             Page 14 of 17 Pages

Item 3:  Source and Amount of Funds or Other Consideration

Date         Type of transaction            Purchaser         # Shares          $ Amount         Source of Funds
----         -------------------            ---------         --------          --------         ---------------

IVP/IVM/FFI:
6/6/94       Series B Preferred from Issuer   IVP             1,960,000      $2,940,000        IVP Investment Capital
6/6/94       Series B Preferred from Issuer   IVM                40,000         $60,000        IVM Investment Capital
12/19/94     Series C Preferred from Issuer   IVP               326,667        $980,001        IVP Investment Capital
12/19/94     Series C Preferred from Issuer   IVM                 6,667         $20,001        IVM Investment Capital
4/29-5/1/96  Open Market Purchases            IVP/IVM/FFI       200,000      $1,010,007        IVP/IVM/FFI Inv. Cap.
7/22-25/96   Open Market Purchases            IVP/IVM/FFI        52,500        $230,937        IVP/IVM/FFI Inv. Cap.
8/1-22/96    Open Market Purchases            IVP/IVM/FFI        47,000        $222,879        IVP/IVM/FFI Inv. Cap.
11/6-12/96   Open Market Purchases            IVP/IVM/FFI        71,000        $276,516        IVP/IVM/FFI Inv. Cap.
11/13-27/96  Open Market Purchases            IVP/IVM/FF1       210,000        $855,970        IVP/IVM/FFI Inv. Cap.

SDC:
7/27/95      Open Market Purchase (IPO)       SDC                   300          $2,550        SDC investment capital
7/27/95      Open Market Purchase (IPO)       SDC                 1,000          $8,500        SDC rtrment plan funds
7/27/95      Open Market Purchase (IPO)       SDC                   300          $2,550        SDC Family Ptrs Inv Cap
10/23/95     Open Market Purchase             SDC                 5,000         $39,375        SDC investment capital
10/23/95     Open Market Purchase             SDC                   500          $4,000        SDC rtrment plan funds
10/23/95     Open Market Purchase             SDC                   300          $2,400        SDC Family Ptrs Inv Cap
10/24/95     Open Market Purchase             SDC                   600          $4,800        SDC investment capital
10/24/95     Gift to grandchildren's a/c's    SDC                  -600                        SDC investment capital

2/28/96      Open Market Purchase             NAF                 4,000         $20,500        NAF investment capital
2/28/96      Open Market Purchase             NAF                 7,000         $36,313        NAF rtrment plan funds
11/6/96      Gift to children's trust         NAF               -10,000                        NAF investment capital

RWD:
11/1-28/95   Open Market Purchases            RWD                29,500        $256,846        RWD rtrment plan funds
2/29/96      Open Market Purchase             RWD                 5,000         $26,438        RWD rtrment plan funds

MJE:
7/27/95      Open Market Purchase (IPO)       MJE                 2,000         $17,000        MJE rtrment plan funds
11/10/95     Open Market Purchase             MJE                 2,000         $19,000        MJE rtrment plan funds
2/29/95      Open Market Purchase             MJE                10,000         $53,125        MJE rtrment plan funds
2/29/95      Open Market Purchase             MJE                20,000        $106,250        MJE investment capital

NAF:
7/27/95      Open Market Purchase (IPO)       NAF                 6,000         $51,000        NAF investment capital
2/28/96      Open Market Purchase             NAF                 4,000         $20,500        NAF investment capital
2/28/96      Open Market Purchase             NAF                 7,000         $36,313        NAF rtrment plan funds
11/6/96      Gift to children's trust         NAF               -10,000                        NAF investment capital

RAQ:
7/27/95      Open Market Purchase (IPO)       RAQ                 2,000         $17,000        RAQ investment capital
11/30/95     Open Market Purchase             RAQ                   800          $7,000        RAQ rtrment plan funds

LJS:
2/29/96      Open Market Purchase             LJS                   600          $3,000        LJS rtrment plan funds

GYY:
7/27/95      Open Market Purchase (IPO)       GYY                 2,000         $17,000        GYY rtrment plan funds

                                                             Page 15 of 17 Pages

Item 4:  Purpose of Transaction

The purpose of the purchases and acquisitions reported in Item 3 was investment. The Reporting Persons set forth in Item 2 hold a significant percentage of the Common Stock of Issuer, and, as stockholders, collectively have a voice in the formulation of Issuer's policy and business strategy. TPT is a member of Issuer's Board of Directors. All Reporting Persons may make additional purchases of Common Stock, may sell some or all of the shares of Common Stock they currently own, or may distribute some or all of such stock to their respective partners, depending on their evaluation of the Issuer's business prospects and financial position, the market for such stock, general business and stock market conditions and other factors.

None of the Reporting Persons set forth in Item 2 has any plan or proposal relating to, or which would result in, any event described in (a) - (j) of the instructions to this Item 4.

Item 5:  Interest in Securities of the Issuer

(a) - (b) Ownership:                         See cover sheets above

(c)       Recent transactions:               See Item 3 above

(d)       Certain  rights:                   Under  certain   circumstances  set
                                             forth  in  IVP  and  IVM's  Limited
                                             Partnership Agreements, the General
                                             Partners  and  Limited  Partners of
                                             each of such  funds  have the right
                                             to  receive   dividends   from,  or
                                             proceeds  from  the  sale  of,  the
                                             Common  Stock  of  Issuer  owned by
                                             each such fund.

(e)       Ownership below five percent (5%): n/a

Item 6: Contracts, Arrangements, Understandings, or Relationships with Respect to Securities of the Issuer

To the best knowledge of the undersigned, there are no contracts, arrangements, understandings or relationships (legal or otherwise) among the persons named in
Item 2 and between such persons and any person with respect to any securities of the Issuer, including but not limited to transfer or voting of any of the securities, finder's fees, joint ventures, loan or option agreements, puts or calls, guarantees of profits, division of profits or loss, or the giving or withholding of proxies.

Item 7:  Exhibits

Exhibit A:        Joint Filing Statement

                                                             Page 16 of 17 Pages

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:             November 27, 1996

INSTITUTIONAL VENTURE PARTNERS VI            INSTITUTIONAL VENTURE MANAGEMENT VI
By its General Partner,
Institutional Venture Management VI

--------------------------------             --------------------------------
T. Peter Thomas, General Partner             T. Peter Thomas, General Partner



--------------------------------
Samuel D. Colella


--------------------------------
Reid W. Dennis


--------------------------------
Mary Jane Elmore


--------------------------------
Norman A. Fogelsong


--------------------------------
Ruthann Quindlen


--------------------------------
L. James Strand


--------------------------------
T. Peter Thomas


--------------------------------
Geoffrey Y. Yang

                                                             Page 17 of 17 Pages

                        Exhibit A: Joint Filing Statement

         We, the  undersigned,  hereby  express our agreement  that the attached
Schedule 13D is filed on behalf of each of us.

Date:             November 27, 1996

INSTITUTIONAL VENTURE PARTNERS VI           INSTITUTIONAL VENTURE MANAGEMENT VI
By its General Partner,
Institutional Venture Management VI

--------------------------------            --------------------------------
T. Peter Thomas, General Partner            T. Peter Thomas, General Partner



--------------------------------
Samuel D. Colella


--------------------------------
Reid W. Dennis


--------------------------------
Mary Jane Elmore


--------------------------------
Norman A. Fogelsong


--------------------------------
Ruthann Quindlen


--------------------------------
L. James Strand


--------------------------------
T. Peter Thomas


--------------------------------
Geoffrey Y. Yang